EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-183455 and 333-190088) pertaining to the 2012 Omnibus Award Plan of Tile Shop Holdings, Inc. of our reports dated February 26, 2016 with respect to the consolidated financial statements of Tile Shop Holdings, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Tile Shop Holdings, Inc. and Subsidiaries included in this Annual report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Minneapolis, MN

February 26, 2016